Exhibit 99.2

Press Contact:

Jessie Brumfiel

805-686-8407

jbrumfiel@neoterragroup.com

CallWave Files Declaratory Relief Action

SANTA BARBARA, Calif. – January 25, 2005 — CallWave, Inc. (Nasdaq: CALL), a leading provider of VoIP applications, today announced that it has filed an action for declaratory relief in Unites States District Court for the Central District of California, against Web Telephony, LLC, of Highland Park, Illinois, requesting that the Court confirm that CallWave does not infringe certain patents allegedly owned by Web Telephony.

“We are in possession of written opinions of counsel that we do not infringe any of the Web Telephony patents, and our board of directors is committed to vigorously defending ourselves against baseless demands for money,” said David Hofstatter, President and CEO of CallWave. “Web Telephony appears to have been formed on the same day that company first alleged infringement by CallWave, and currently offers no commercial services or products, and has no customers. To our knowledge, Web Telephony’s only business activity to date has been to approach operating companies and offer to sell or license rights to patents in lieu of commencing legal action. We filed this action to put to rest Web Telephony’s claims. It is a matter of principle for our management and board that we will not subject our company and shareholders to what appears to be little more than an attempt to profit from CallWave’s technology, something Web Telephony did not invent.”

About CallWave

CallWave (NASDAQ: CALL) is a leader in VoIP enhanced services. The company provides VoIP application services on a subscription basis that add features and functionality to the telecommunications services used in mainstream homes and small offices. CallWave’s proprietary VoIP software allows subscribers to get more out of their existing networks — landline, mobile, and IP — by adding software-based call-handling features, and by bridging all three networks to help subscribers get their important calls. Founded in 1998, CallWave is headquartered in Santa Barbara, California. For further information, please visit www.callwave.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

Statements in this press release regarding CallWave Inc.’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Quarterly Report or Form 10-Q for the most recently ended fiscal quarter.

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